Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT is effective as of the 10th day of August, 2023, or such other date as the parties may agree (the “Effective Date”) between:
NN Canada, Inc. a company existing under the laws of the Province of Ontario (the “Company”)
and
Tim French, an individual resident in Severn, Ontario (the “Executive”).
WHEREAS the parties wish to set out the terms and conditions of the employment relationship and to outline the rights of the Executive in certain circumstances;
NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed and this Agreement witnesses the terms as set forth herein.
Article 1
DEFINITIONS
1.1    In this Agreement, including the recitals hereto, the following terms shall have the following meanings:
(a)“Act” means the Ontario Employment Standards Act, 2000 as amended from time to time;
(b)“Affiliates” means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified person or entity.
(c)“Applicable Laws” means, in relation to this Agreement all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to this Agreement;
(d)“Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions;
(e)“Business” means the design, validation, manufacture, assembly and/or sale of high-performance precision components, tools and complex parts for high tolerances and durability for use in the electrical, automotive, industrial, medical, aerospace and defense industries, including, without limitation, ultra-precision metal and plastic components and assemblies, metal stamping, injection molding, plating, cladding and wire drawing;
(f)“Disclosure Statement” has the meaning ascribed thereto in section 8.3;
(g)“Effective Date” means the effective date listed above, or such other date that is set by the Company in consultation with the Executive;
(h)“Intellectual Property” has the meaning ascribed thereto in section 7;
(i)"Parent” means NN, Inc., a Delaware corporation.
(j)“Personal Information” means information about an identifiable individual and any information subject to Applicable Privacy Laws;
(k)“Salary” means the amount paid to the Executive annually by the Company pursuant to section 4.1;

(l)“Restricted Period” means the period starting on the Termination Date and ending twelve (12) months thereafter;
(m)“Termination Date” for the purposes of this Agreement, means the last day of employment of the Executive by the Company, regardless of the reason for the cessation of employment, and without regard to any pay in lieu of notice of termination, severance or other damages paid or payable to the Executive, whether pursuant to this Agreement or at law;
(n)“Territory” means anywhere in North America, including, Canada, Mexico and the United States of America; and
(o)“Time Period” has the meaning ascribed thereto in section 10.1.

Article 2
TERM OF EMPLOYMENT
2.1    The Company agrees to employ the Executive from the Effective Date until this Agreement is terminated earlier in accordance with the provisions outlined in the Separation Agreement attached hereto as Schedule “A”.
Article 3
DUTIES
3.1The Executive shall serve the Company in the capacity of Chief Operating Officer, and shall, to the best of the Executive’s ability, perform the duties determined from time to time, in writing, by the Company that are commensurate with this role or such other role as Executive may have with the Company, provided the Executive’s ability to earn Additional Compensation, as defined below, is not impaired by such other role. The duties shall include, but not be limited to, overseeing the execution of the Company’s strategic plan, financial and operating performance, analysis and development of business opportunities, leadership of the Company’s executive team and such other duties and responsibilities as may be directed by the Chief Executive Officer. The Executive hereby covenants to use the Executive’s best efforts to promote the interests of the Company at all times during the term of this Agreement. The Executive shall report to the Chief Executive Officer.
3.2The Executive will devote the Executive’s full business time and best efforts to the performance of the Executive’s duties hereunder and to the promotion of the business and affairs of the Company. The Executive will not engage in any other commercial, employment or consulting activity without the consent of the Company. The Executive may engage in charitable or civic endeavours and normal passive investment activities, so long as they do not interfere with the performance of the Executive’s duties and responsibilities hereunder or present any actual or perceived conflict of interest.
3.3The Executive shall disclose actual or potential business conflicts of interest (including with respect to the Parent) to the Company. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the Chief Executive Officer of Parent. The Executive shall conduct himself so as to avoid any actual or potential conflict of interest.
3.4The Executive acknowledges and confirms that as of the date of this Agreement, the Executive has no potential or apparent conflict of interest which is or may be in conflict with the Executive’s employment obligations to the Company and that the Executive is not in any way restricted (by verbal or written agreement, or otherwise) from performing the Executive’s employment duties with the Company. The Company agrees that the Executive’s interests in the businesses listed in Schedule “B” are not considered a conflict of interest for the purposes of this Section.
3.5The Executive agrees to read (if written) and to comply with all of the Company’s policies and procedures, including, but not limited to, those contained in any employee manual, as may be revised from time to time (such revisions will be provided to the Executive, with confirmation in writing that they have been provided to the Executive). The Executive further agrees to comply with all Applicable Laws, rules and regulations and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

3.6The Executive shall be working primarily out of his home office in Ontario. The Executive understands and agrees that he may be required to travel to the Company’s offices in the United States of America and elsewhere for work from time to time, and as such, will maintain a valid passport and take all necessary steps to be able to travel without impediment. The Executive also understands and agrees that his primary place of employment will remain the Province of Ontario, even if working remotely elsewhere from time to time and that he will not change the province of his employment without prior written approval of the Company.
Article 4
REMUNERATION AND BENEFITS
4.1    The Company shall pay to the Executive an annualized base salary of $594,000.00 CAD, less statutory deductions, payable in accordance with the Company’s usual payroll practices, to be adjusted from time to time. The Executive’s starting salary was calculated using a USD to CAD exchange rate of $1.32. The Executive’s annual base salary shall be reviewed annually and may be subject to adjustment based on the then USD/CAD exchange rate. The Executive understands and agrees that he shall not be guaranteed the same exchange rate that was used to determine the starting salary for future salary adjustments.
4.2    In addition to the compensation provided for in section 4.1, the Executive shall be entitled to receive the following benefits:
(a)The Executive will be eligible to participate in an executive-level bonus plan, with the target being 50% of Executive’s annual base salary during the year. The bonus entitlement is dependent upon corporate, group and individual performance metrics, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses are distributed after the completion of the year-end financial audit of the Parent, which is typically completed in March. Any bonus award is governed by the terms of the Executive Incentive Compensation (“EIC”) Program document, including the Rider for EIC Program Participants Employed in Canada which is appended to the EIC Program document, a copy of which is attached to this Agreement as Schedule “C”.
(b)Commencing in 2028, provided that Executive remains employed, the Executive will be eligible to participate in any Company Long-Term Incentive (“LTI”) Program then in place.
(c)Participation in any group benefit plan that may be offered or adopted by the Company for its executive employees, as may be amended from time to time, subject to the terms of the applicable plan documents and the policies provided by the relevant carrier; and
(d)The Executive will be entitled to earn four (4) weeks, or twenty (20) business days, of vacation time per annum.  Vacation days accrue on a pro-rata basis for partial years of employment.  The Executive’s pro-rated vacation entitlement for 2023 is eight (8) business days.  The Executive is entitled to earn vacation pay in accordance with the Act (4% if the Executive has less than 5 years of service, and 6% if the Executive has 5 or more years of service with the Company). The first ten (10) vacation days (increasing to fifteen (15) vacation days upon 5 years of employment with the Company) constitute statutory vacation under the Act (“statutory vacation”) and any additional vacation granted constitutes excess vacation (“excess vacation”).  Although the Executive is expected to use his full vacation allotment in the calendar year in which it is earned, the Executive may carry forward his statutory vacation subject to the Act. Any unused excess vacation will not carry over and will automatically be forfeited without any entitlement to vacation pay. The Executive’s vacation will generally be taken at such times as is most convenient, considering the demands of the business of the Company and his personal plans. All vacation requests must be pre-approved and entered in the electronic tracking system.
4.3    Upon acceptance of this Agreement and commencement of employment by the Executive on the Effective Date, the Company shall, subject to approval by the board of directors (or the Compensation Committee of the board of directions) of the Parent, grant to the Executive the following one-time equity awards:
(a)330,000 time-vesting restricted stock units (“RSUs”), outside of the Parent’s 2022 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. The RSUs will vest with respect to one fifth (1/5) of the shares subject thereto on each of the first five anniversaries of the Effective Date, subject to the terms and conditions set forth in an award agreement to be entered into by the Parent and the Executive, which is attached hereto as Schedule “D”.
(b)560,000 performance-vesting restricted stock units (“PSUs”), outside of the Omnibus Plan as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. Each PSU shall entitle the Executive to receive one share of the Parent’s common stock for each PSU that vests. The PSUs will vest based on the performance conditions set forth in an award agreement to be entered into by the Parent and the Executive, which is attached hereto as Schedule “E”.
4.4    The Executive shall also receive a one-time signing bonus in the amount of $37,000 CAD less applicable statutory deductions, payable on the first regular payroll date following the Effective Date.
4.5    The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the applicable policies and procedures of the Company or the Parent (which will include the authority of the audit committee of the board of directors of the Company or the Parent to review the Executive’s expense account), as may be amended by the Company or the Parent in its sole discretion from time to time. For all such expenses the Executive shall furnish to the Company receipts verifying such expenses.
Article 5
TERMINATION OF THIS AGREEMENT
5.1    The Company may terminate the Executive’s employment and this Agreement pursuant to the provisions of the attached Separation Agreement.
5.2    The Executive may resign from his employment with the Company, for Good Reason (as defined in the Separation Agreement) or otherwise, upon providing the Company with four (4) weeks of advance notice of resignation. In the event of a resignation without Good Reason, section 1(b) of the Separation Agreement will govern the Executive’s entitlements upon resignation. In its sole discretion, the Company may require that the Executive not attend work during some or all of the resignation notice period (i.e. waive the notice of resignation period), in which case the Executive will still receive their wages, benefit continuation (if receiving benefits at the time of the notice of resignation) and any other entitlements owing during the resignation notice period in accordance with the provisions of the Separation Agreement. The Executive understands and agrees that any such waiver of the working notice period does not constitute a termination of his employment by the Company.
5.3    The parties agree that that entitlements outlined in the Separation Agreement are in full satisfaction of any and all claims or causes of action in respect of the termination of the Executive’s employment in common law, contract, statute or equity, such that no further notice or payment or compensation of any kind will be required. The Executive will be required to execute a reasonable full and final release in a form provided by the Company. If the Executive does not execute and return the full and final release to the Company, the Executive will only be eligible for and provided with the statutory minimum entitlements as may be required pursuant to the Act.
To the extent that the minimum standards of the Act require any notice of termination or group termination, termination pay, severance pay or continuation of any benefits or entitlements greater than that provided for in the Separation Agreement, then such minimum standards shall be deemed to be incorporated into this Agreement and shall prevail to the extent greater.
5.4    Notwithstanding the termination of the Executive’s employment, or the manner of termination (whether the termination is initiated by the Executive, by the Employer on a with or without Cause basis, or by mutual agreement, or whether the termination is lawful or unlawful), the provisions of

Article 7, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, and Article 14 of this Agreement shall survive such termination.
Article 6
RESIGNATION AS OFFICER AND DIRECTOR
6.1    If the Executive is an officer or a director of the Company, the Parent or any of their subsidiaries or Affiliates, the Executive agrees to immediately resign as an officer and a director (1) of all such entities on the Termination Date, regardless of the reason for the cessation of employment, and (2) of any subsidiaries or Affiliates of the Company and the Parent at any time if requested to do so by the Chief Executive Officer of Parent. If the Executive fails to resign as contemplated by this Section 6.1, the Executive will be deemed to have resigned from all such offices and directorships and each of the Company and the Parent are hereby authorized by the Executive to appoint the Chief Executive Officer of Parent to sign any documents in his name or otherwise do anything necessary or required on his behalf to give effect to such resignation.
Article 7
PROPERTY RIGHTS
7.1    The Executive acknowledges and confirms the Company shall exclusively own and control all inventions (whether or not patentable), modifications, discoveries, designs (including industrial designs, domain names, developments, improvements, processes, software programs, works of authorship, documentation, information (including that may not be generally known to the public, including tangible and intangible techniques, technology, practices, trade secrets, inventions, methods, knowledge, know-how, conclusions, skill, experience, test data and results (including manufacturing, and test data and results), analytical and quality control data, results or descriptions, software and algorithms, including works of authorship and copyrights)), formulae, data, techniques, know-how (including all techniques, technical information, technology practices, research tools and platforms, trade secrets, inventions (whether patentable or not), methods, processes of manufacture, data and results, analytical and quality control data, software including in source code or object code form, integrated circuit topographies, and algorithms), secrets (including trade secrets and confidential information), trademarks (and associated good will), or other forms of proprietary or industrial or intellectual property rights or any interest therein (including pertaining to inventions, original works and other forms of intellectual property), including any and all copyrights in such works, and applications and certificates for any of the foregoing (collectively, “Intellectual Property”) that are developed, created, or conceived by the Executive during the course of this Agreement, to the extent that such Intellectual Property relates to the Company’s current or potential Business or the Business of a direct or indirect subsidiary of the Company, whether or not developed at a Company facility or using Company materials or funds (collectively referred to as “Contract Developments”).
7.2    In particular, all copyrightable work by the Executive eligible to be “work made for hire” as defined in Section 101 of the United States Copyright Act of 1976, as amended, and “works made in the course of employment” for purposes of the Copyright Act (Canada), and shall be the property of the Company pursuant to such Acts. Accordingly, the Executive agrees to promptly disclose and deliver to the Company all Contract Developments and hereby irrevocably assigns to the Company all right, title and interest throughout the world, including without limitation, all Intellectual Property (including, copyrights, trademarks, trade secrets, patent rights, and any other intellectual property right in and to such Intellectual Property, including patentable inventions, discoveries, and improvements) and further agrees to execute all documents and arrangements necessary to further file applications for, prosecute, maintain, enforce such Intellectual Property and/or document such ownership and/or assignment and to take whatever other steps may be needed to give the Company the full benefit of them. The Executive further waives all moral rights he may have in any Contract Developments (including in favour and to the benefit of the Company, its assigns, successors and designees) and any use of Company trademarks shall be done in accordance with Company policy, control and direction and all good will associated with same shall enure to the benefit of the Company (including its assigns and successors).
7.3    The Executive agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under the copyright laws of Canada and the United States and shall, upon creation, be owned exclusively by the Company. To the extent that any such materials, under Applicable Laws, may not be considered works made for hire, the Executive hereby assigns to the Company the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in its own name all copyrights in respect of such materials.
7.4    The Executive agrees to cooperate fully with the Company and each of its Affiliates, both during and after the termination of this Agreement, with respect to signing further documents and doing such things as reasonably requested by the Company and any of its Affiliates to confirm the transfer of ownership of the Contract Developments, the waiver of his moral rights therein, and to obtain or enforce intellectual property rights throughout the world. The Executive shall not receive any consideration or royalties in respect of such transfer of ownership, provided that the expense of obtaining or enforcing intellectual property protection shall be borne by the Company. The Executive covenants that he shall not, either during the term of this Agreement or thereafter, contest or assist any third party to contest, the Company ownership of the Contractual Developments.
7.5    The Executive warrants that the Intellectual Property, including inventions and developments, if any, identified on Schedule “F” attached hereto comprise all of the Intellectual Property, including inventions and developments, that the Executive has made or conceived prior to the Executive’s employment by the Company or in which the Executive has an interest (collectively referred to as “Prior Intellectual Property”). If Schedule “F” is left blank, the Executive represents, warrants and agrees that the Executive has no Prior Intellectual Property to disclose. If the Executive uses or incorporates any Prior Intellectual Property into any property, process, product or service of the Company or any of its Affiliates, the Company is hereby granted and shall have a non-exclusive, fully paid up, royalty-free, irrevocable, perpetual, transferable, sub-licensable, worldwide license to make, have made, modify, enhance, distribute, sell, use and/or otherwise exploit such Prior Intellectual Property. The Executive further herein represents and warrants that he has not entered, and during the term of this Agreement, will not enter, into any written agreement with a third party that conflicts with the rights granted to the Company hereunder or the Executive’s ability to fully perform his obligations and duties hereunder.
7.6    During the Executive’s employment, the Executive will not make use of or in any manner communicate to the Company any confidential information of any third party (including but not limited to his former employers) that may be in or may come into the Executive’s possession or control, other than confidential information disclosed to the Executive in the Executive’s capacity as a representative of the Company. Further, the Executive will not use any intellectual property of any third party (including, but not limited to any former employers) or knowingly incorporate same into any Contract Developments without first notifying the Company and obtaining the appropriate necessary written consents, authorizations or approvals.
7.7    Both during and after the Executive’s employment, the Executive will not make any unauthorized use of the Company’s computer systems, communications networks, databases or files. The Executive will not use unauthorized and/or unlicensed and/or illegal software on Company equipment, or on personal equipment used to perform any work or services for the Company. The Executive will only use “open source software” in accordance with the Company’s policy or with the Company’s prior approval. The Executive will adhere to all Company policies regarding the use of such computer systems, communication networks, databases or files.
7.8    The Executive hereby authorizes the Company to notify Executive’s actual or future employers (and other third parties as the Company deems necessary) of the confidentiality and proprietary terms of this Agreement and Executive’s responsibilities under it.
Article 8
CONFIDENTIALITY
8.1    The Executive acknowledges and agrees to execute the Confidentiality and Non-Disclosure Agreement attached as Schedule “G” as a condition of his employment with the Company.
8.2    Upon termination of this Agreement and the Executive’s employment with the Company or at any time at the request of the Company, the Executive shall forthwith deliver or cause to be delivered to the Company all books, documents, effects, electronic information, securities or other property belonging to the Company or for which the Company is liable to others, including any copies thereof, which are in the possession, charge, control or custody of the Executive, and shall delete or destroy all computer files on his personal computer which may contain any confidential information with respect to the Company.

8.3    Attached as Schedule “H” is a disclosure statement (“Disclosure Statement”) in which the Executive has disclosed:
(a)all of the Executive’s direct or indirect ownership interest in shares of any company or other form of entity engaged in the same business as the Company or Parent exceeding 10% of the outstanding shares of any class or series; and
(b)the disclosure required by section 3.3;
8.4    The Executive will provide further written Disclosure Statements to the Company within 15 days of any request from the Company, outlining:
(a)any changes in the information disclosed in the prior Disclosure Statement;
(b)any material interest, direct or indirect, of the Executive or any associate or affiliate of the Executive in any transaction since the last Disclosure Statement was delivered, or any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries (such disclosure to be the same as the disclosure that would be required with respect to such matters in a management proxy circular if the Company were a reporting issuer in Ontario); and
(c)the disclosure required by section 3.3.
Article 9
FIDUCIARY OBLIGATION AND INDEMNITY
9.1    The Executive acknowledges and agrees that he is a fiduciary of the Company and the Executive agrees to be bound by his fiduciary obligations while employed and following his resignation or termination from the Company for any reason.
9.2    In consideration of the Executive’s current or continuing service as a director or officer of the Company, the Company agrees to indemnify the Executive in accordance with the provisions outlined in the Indemnity Agreement attached as Schedule “I”.

Article 10
NON-SOLICITATION AND NON-COMPETITION
10.1    The Executive agrees that from and after the Effective Date and during the Restricted Period (the “Time Period”), the Executive shall not, directly or indirectly, on his own or on behalf of any other person, firm or business identity, in any manner whatsoever, solicit or endeavor to entice away from the Company any person, firm, corporation or entity who/that has, during the twenty-four (24) month period immediately preceding the Termination Date (i) been a customer or supplier of the Company and (ii) had material business dealings with the Executive at any time, for the purpose of providing services competitive with the Business.
10.2    The Executive agrees that during the Time Period, the Executive shall not, directly or indirectly, in any manner whatsoever, offer employment to, engage or contract with, solicit or otherwise entice away any employees or consultants of the Company, whether such new employment or retainer is with or without compensation or induce or attempt to persuade any person providing employment, consulting, marketing or other services to the Company to not provide or to cease to provide such services to the Company.
10.3    During the Time Period, the Executive agrees that in addition to any and all fiduciary duties that the Executive owes to the Company, the Executive will not, directly or indirectly, whether through a corporation or otherwise, individually or in partnership, jointly or in conjunction with any person, firm, association, syndicate, corporation any other entity whether as principal, agent, employee, employer, consultant, shareholder, investor, creditor, licensor, licensee, independent contractor, franchisor, distributor, supplier, trustee, director, officer or otherwise (save and except as a shareholder where such shareholdings are in the aggregate less than 5% of the voting equity of an entity offering its securities to the public and having its securities listed on a stock exchange), at any time during the Time Period do any of the following:
(a)engage in, invest in, participate in, operate, become employed by, become a director, officer or partner of, render advice, technical assistance or any other service (whether for compensation or otherwise) to any endeavour, activity or business in all or any part of the Territory that is in the Business; or
(b)lend money to or guarantee the debts and obligations of any person or entity engaging in any endeavour, activity or business in all or any part of the Territory, in the Business or in a business competitive with the Business;
10.4    Notwithstanding sections 10.1 and 10.2, the Executive may, during the term of his employment, engage in any of the activities described in sections 10.1 and 10.2 provided that such activities are engaged in for the sole and exclusive benefit of the Company and in the normal course of the Company’s business.
10.5    The Executive agrees that, during the Time Period, the Executive will give notice to the Company of each new business activity that the Executive plans to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the person for whom such activity is undertaken and the name of the Executive’s business relationship or position with such person. The Executive shall also provide the Company with other pertinent information concerning such business activity as the Company may reasonably request to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement. The Executive consents to the Company notifying such person of the Executive’s obligations under this Agreement and providing a copy of this Agreement to any such subsequent employer or prospective employer.
10.6    The Executive agrees that the Company has a material interest in preserving the relationships the Company has developed with its customers against impairment by competitive activities of a former Executive. Accordingly, the Executive agrees that the restrictions and covenants in this Article 10 and the Executive’s agreement to it by his execution of this Agreement constitute a material inducement to the Company to enter into this Agreement, to employ the Executive and to pay to the Executive compensation for the services to be rendered to the Company by the Executive and that the Company would not enter into this Agreement, absent the inducement.
10.7    The Executive agrees and acknowledges that the time limits in sections 10.1, 10.2, and 10.3 are fair and reasonable and properly required for the adequate protection of the exclusive property of the Company, and that, given the Executive’s general knowledge and experience, will not preclude the Executive from becoming gainfully employed or from otherwise working elsewhere in the industry following the termination of this Agreement.
Article 11
COOPERATION
11.1    The Executive shall reasonably cooperate with the Company in connection with any pending or threatened governmental or third-party investigation, action, arbitration, claim or proceeding or internal investigation that relates to events that transpired during the Executive’s employment with the Company. The Executive’s cooperation shall include being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when requested by the Company. If the Executive’s employment has ended, the Company will reimburse him at an hourly rate of $125 for any reasonable time spent cooperating with the Company pursuant to this Article.
Article 12
REMEDIES
12.1    The Executive acknowledges and agrees that the Company will suffer irreparable harm if the Executive breaches any of the obligations under Article 7, Article 8, Article 9, and Article 10, and that monetary damages would be difficult or impossible to calculate or quantify and that monetary damages alone would be inadequate to compensate the Company for such a breach. Accordingly, the Executive agrees that in the event of a breach, or a threatened breach, by the

Executive of any of the provisions of Article 7, Article 8, Article 9, and Article 10, the Company shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by the Executive, or by any or all of the Executive’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or with, the Executive.
12.2    The Executive hereby agrees that all restrictions contained in Article 7, Article 8, Article 9, Article 10 and Article 11 are reasonable, valid and necessary protections of the Company’s proprietary business interests and hereby waives any and all defenses to the strict enforcement thereof by the Company. If any covenant or provisions of Article 7, Article 8, Article 9, Article 10, or Article 11 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of Article 7, Article 8, Article 9, Article 10, or Article 11 shall survive and remain in full force and effect notwithstanding the termination of this Agreement for any reason.
12.3    For the purposes of Article 7, Article 8, Article 9, Article 10, Article 11, Article 12 or section 15.6 “Company”, when referred to herein, shall include the Company and any parents, including for greater certainty the Parent, and/or subsidiaries of the Company or Parent and their respective successor entities, all of whom that are not a party to this Agreement deemed to be third party beneficiaries thereof entitled to enforce the terms thereof and seek any rights, remedies or damages available to them at law or in equity.
Article 13
NOTICE
13.1    Any notice required to be given hereunder shall be in writing and sufficiently made if sent by electronic mail transmission, or delivered personally or mailed by prepaid registered mail to the parties at their respective addresses herein.
(a)The Executive at his address recorded on the books and records of the Company.
(b)The Company:

NN, Inc. 6210 Ardrey Kell Road Suite 600 Charlotte, North Carolina 28277 Attn: Chief Executive Officer Chief Human Resources Officer

Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by electronic transmission (including email), or, if mailed, on the fifth business day following the mailing thereof. Either party may change its address for service by giving written notice hereunder.
Article 14
PRIVACY
14.1    The Executive and the Company acknowledges and agrees that the Executive and the Company will take all necessary and reasonable steps to protect and maintain Personal Information of the employees, consultants or customers of the Company and Parent and the Executive obtained in the course of the Executive’s employment with the Company. The Executive and the Company shall take all necessary and reasonable steps to comply, and shall assist the Company to comply, with all Applicable Privacy Laws.

14.2    The Executive acknowledges and agrees that the collection, use and disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Company and Parent, as required by law or regulatory agencies, as part of the audit process of the Company and/or Parent, or as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship, and the Executive hereby grants consent as may be required by Applicable Privacy Laws to such Personal Information collection, use and disclosure.
14.3    The Executive acknowledges that he has no expectation of privacy regarding any information, items or material stored at the Company’s or Parent’s premises, including without limitation any data stored on the Company’s or Parent’s computers (including any laptops, smartphones or other electronic device provided to the Executive by the Company) or network, such as email. Each of the Company and Parent reserves the right to disclose and monitor communications made by the Executive using the Company’s or Parent’s facilities and resources, whether electronic or physical, and reserves the right to search and enter all areas of the Company’s and Parent’s premises, other than any locked desks or drawers. Without limiting the foregoing, the Executive further acknowledges that the full contents of the Executive’s email and stored data may be made known to other Company or Parent employees as required in the normal course of the Company’s or Parent’s operations, both during and after the Executive’s employment with the Company.
Article 15
GENERAL PROVISIONS
15.1    Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by either party. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privileged hereunder.
15.2    The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.
15.3    All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neutral genders.
15.4    The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.
15.5    This Agreement may not be assigned by the Executive. The Company may, in its sole discretion, assign this Agreement without the Executive’s consent to any successor or Affiliate and the Company’s rights under this Agreement shall be enforceable by any successor or assign of the Company.
15.6    All references to dollars in this Agreement are to Canadian Dollars unless otherwise stated.
15.7    This Agreement, and any dispute arising under or relating to this Agreement, will in all respects, be governed by and construed in accordance with the internal substantive and procedural laws of the Province of Ontario, without regard to any conflicts of laws principles. The parties irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the applicable courts located in Ontario (the “Courts”) for the purpose of any suit, action or other proceeding arising under or relating to this Agreement, (b) agree not to commence any suit, action or other proceeding arising under or relating to this Agreement except in the Courts, and (c) waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts. Each of the parties irrevocably and unconditionally consents to service of process in the manner provided for notices in Article 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
15.8    If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.
15.9    This Agreement, together with the attached Schedules, constitutes the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto with respect to its subject matter including, but not limited to, all employment agreements, change of control agreements or any other agreement related to the Executive’s employment with the Company; provided, however, nothing herein shall affect the terms of any indemnification agreement by and between the Company and the Executive or any general indemnification policy in favour of the Executive, which shall continue to remain in full force and effect.
15.10    The Executive acknowledges that he has carefully read and considered the provisions of this Agreement. The Executive further acknowledges that he has had the opportunity to seek independent legal advice, and has either obtained such independent legal advice with regard to this Agreement, or has expressly determined not to seek such advice. The Executive agrees that the restrictions set forth in this Agreement are fair, are reasonably required to protect the interests of the Company and shall not impair the Executive’s ability to secure employment within the field(s) of his choice. The Executive further acknowledges that he is entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.
15.11    Should the Executive require accommodation due to disability during the term of this Agreement, the Executive should discuss the Executive’s requirements for accommodation with the Executive’s immediate supervisor.
15.12    The parties acknowledge that the Company intends to abide by its obligations under the Act and to the extent that any provision or of this Agreement provides the Executive fewer or lesser benefits or entitlements, only the minimum benefits or entitlements under the Act shall be provided to the Executive in lieu of the applicable provision in this Agreement.
15.13    This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which will be an original, but all of which together will constitute one and the same agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
15.14    This Agreement may not be amended or modified in any way except by written instrument authorized by the Board of Directors of the Company and signed by the Executive and by an officers of the Company duly authorized by the Board of Directors.

IN WITNESS WHEREOF the parties hereto have signed, sealed and delivered this Agreement.

NN CANADA, INC.
By:	/s/ Deanna Gail Nixon
Name:	Deanna Gail Nixon
Title:	Vice President
Date:	August 10, 2023

Rhonda DeBoer	/s/ Tim French
Witness	Tim French

August 10, 2023
Date:

SCHEDULE A –
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is effective as of this August 10, 2023, or such other date as the parties may agree (the “Effective Date”) by and between NN Canada, Inc., a corporation existing under the laws of the Province of Ontario (the “Company”), and Tim French (the “Executive”).
WITNESSETH:
WHEREAS, the Company will employ the Executive for the success of the Company and recognizes that the Executive will perform key functions for the Company;
WHEREAS, the Company has determined that it is in the best interests of the Company to institute a formalized separation arrangement with the Executive in the event of a separation of employment however caused;
WHEREAS, the Executive desires to enter into this Agreement with the Company; and
NOW, THEREFORE, the parties hereby agree as follows:

1.Compensation and Benefits in the Event of Separation from Service. Subject to Section 1(e) below, in the event of the Executive’s Separation from Service, compensation and benefits shall be paid as set forth below.
(a)    Qualifying Termination Prior To A Change In Control. If the Executive has a Qualifying Termination after the Effective Date and prior to a Change in Control, then upon such Qualifying Termination, the Executive agrees that he shall be entitled to receive only the following:
(i)    The Executive’s annual salary through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service.
(ii)    The continuation of the Executive’s benefits (if applicable) and payment of any accrued and unused vacation pay to the end of the minimum statutory notice period as required by the Ontario Employment Standards Act, 2000, as amended (the “Act”).
(iii)    A lump sum payment equal to (i) 1.5 times Executive’s annual base salary (as of the date of the Executive’s termination) which is inclusive of the Executive’s right to statutory pay in lieu of notice of termination and statutory severance pay under the Act, which payment shall be made by wire transfer of immediately available funds to an account designated by Executive following the date of the Separation from Service.
(iv)    Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies. For clarity, Executive shall continue to participate in all compensation related plans and programs during any minimum statutory notice period required by the Act and shall likewise be entitled to receive any grants, awards or vesting during any applicable minimum statutory notice period.
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(v)    Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
(vi)    Any other minimum statutory entitlements required by the Act.
(b)    Termination By The Company For Cause Or By The Executive Without Good Reason. In the event Executive’s Separation from Service is terminated (A) by action of the Company for Cause, (B) by action of the Executive without Good Reason, or (C) by reason of the Executive’s death, Disability or retirement, only the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):
(i)The Executive’s annual salary provided through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service and any accrued but unpaid vacation pay.

(ii)Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies.
(iii)Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
(iv)In the event of death or Disability, (A) any annual bonus earned with respect to the previous fiscal year but unpaid as of the date of Executive’s death or Disability shall be paid the actual amount earned, as determined by the Compensation Committee of NN payable in accordance with the Company’s or NN’s regular practice after NN’s fiscal year end audit; (B) a prorated amount of the annual bonus for the fiscal year in which the Executive’s death or Disability occurs, calculated by multiplying the actual amount of the annual bonus earned as determined by the Compensation Committee of NN by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365, payable in accordance with the Company’s or NN’s regular practice after NN’s fiscal year end audit.
(v)Any other statutory minimum entitlements required by the Act.
(c)    Qualifying Termination Following a Change in Control.
(i)    In the event that Executive has a Qualifying Termination within the twenty-four (24) month period following a Change in Control, Executive agrees that he shall receive only the following:
i.The annual salary due to the Executive through the date of his Separation from Service.
ii.The continuation of the Executive’s benefits (if applicable) and payment of any accrued and unpaid vacation pay to the end of the statutory notice period as required by the Act.
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iii.A lump sum payment equal to 1.5 times the Executive’s base salary (as of the date of Executive’s termination), which is inclusive of the Executive’s right to statutory pay in lieu of notice of termination and statutory severance pay under the Act; plus 1.5 times Executive’s target bonus at the time of cessation of employment (the “Severance Payment”). The Severance Payment shall be made by wire transfer of immediately available funds to an account designated by Executive following the date of the Separation from Service.
iv.Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies. For clarity, Executive shall continue to participate in all compensation related plans and programs during any minimum statutory notice period required by the Act and shall likewise be entitled to receive any grants, awards or vesting during any applicable minimum statutory notice period.
v.Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
Payments under iii and iv above that exceed the minimum statutory entitlements owing to Executive shall be paid in full in a lump sum within 60 days following the Executive’s Separation from Service and receipt of an executed full and final release.
(d)Limit on Company Liability. Except as expressly set forth in this paragraph 1, the Company shall have no obligation to Executive under this Agreement following Executive’s Separation from Service. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following Executive’s Separation from Service, have any obligation to provide any further benefit to Executive under this Agreement or make any further contribution for Executive’s benefit under this Agreement except as provided in this paragraph 1.
(e)Release Condition. The Executive’s receipt of any termination or severance payments or benefits in excess of the Executive’s statutory minimum entitlements under the Act upon the Executive’s Qualifying Termination under this Section 1 is subject to the Executive’s execution of a full and final release of claims substantially in the form attached hereto as Appendix A (the “Release”). Notwithstanding the times of payment otherwise set forth in Section 1, the statutory payments due under the Act under Sections 1(a)(iii) and Sections 1(c)(i) (3) shall be made within seven (7) days of cessation of employment or by the next regular payroll date, whichever is later, in accordance with the Act.

2.Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions,
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provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

3.Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to set off for any reason and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

4.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Award Agreements” means (i) that certain Restricted Shares Grant Notice, dated August 10, 2023, by and between the Executive and NN, and (ii) that certain Performance Share Unit Grant Notice, dated August 10, 2023, by and between the Executive and NN, and any other RSU or PSU Awards granted to Executive over the course of employment.
(b)    “Cause” means any of the following:
(i)Wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company (or any other causal definition as may be included under the Act, as amended from time to time).

(c)    “Change in Control” means, and shall occur on the date that any of the following occurs:
(i)A person, corporation, entity or group (1) makes a tender or exchange offer for the issued and outstanding voting stock of NN and beneficially owns fifty percent (50%) or more of the issued and outstanding voting stock of NN after such tender or exchange offer, or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, corporation, entity or group), directly or indirectly, the beneficial ownership of fifty percent (50%) or more of the issued and outstanding voting stock of NN in a single transaction or a series of transactions (other than any person, corporation, entity or group for which a Schedule 13G is on file with the Securities and Exchange Commission, so long as such person, corporation, entity or group has beneficial ownership of less than fifty percent (50%) of the issued and outstanding voting stock of NN); or
(ii)NN is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of NN immediately prior to the transaction;
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(iii)NN sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of NN) in a single transaction or a series of transactions; or
(iv)Individuals who, during any 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least sixty percent (60%) of the Board of Directors of NN; provided, however, that any individual becoming a director whose election or nomination was approved by a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.
It is not intended that a Change in Control, in and of itself, will serve as an event which entitles Executive to any payment hereunder.
(d)    “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Executive will be deemed Disabled if he is determined to be totally disabled in accordance with a disability insurance program maintained by the Company if the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.
(e)    “Good Reason” means any of the following events if not remedied by the Company within 30 days after receipt of written notice thereof from the Executive: (i) assignment to the Executive of any duties inconsistent with Executive’s position duties, responsibilities, office, or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements); (ii) any material failure by the Company to comply with this Agreement; (iii) any adverse change or reduction in Executive’s annual compensation and other benefits (including, without limitation, base salary, target bonus and incentive equity compensation); or (iv) a requirement to relocate Executive’s place of employment in excess of fifty (50) miles from the current principal office of the Company as of the date hereof.
Notwithstanding anything in this definition to the contrary, an alleged act by the Company shall not constitute a “Good Reason” event for purposes of this Agreement unless Executive gives written notice of the same to the Company within 90 days of the initial existence of the condition or circumstance constituting or giving rise to the purported Good Reason. Further, for avoidance of doubt, nothing in this Agreement shall preclude the Company from reasonably reducing
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Executive’s annual base salary and/or incentive opportunity as part of an across-the-board compensation adjustment to other employees at Executive’s level of employment.
(g)“NN” means NN, Inc., a Delaware corporation.
(h)“Notice of Termination” means a written notice which shall include the specific termination provision under this Agreement relied upon. In the case of the Company terminating the employment relationship, the written notice shall set forth whether the employment relationship has been terminated with or without Cause. In the event of Executive terminating the employment relationship, the written notice shall indicate whether Executive is resigning with or without Good Reason. Any purported termination of Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any termination by Executive of his employment without Good Reason shall be made within 14 days’ notice.
(i)“Qualifying Termination” means any of the following: (i) a Separation from Service by action of the Company that is not for Cause, or (ii) a Separation from Service by action of the Executive that is for Good Reason.
(j)    “Separation from Service” or “Separates from Service” is the cessation of Executive’s employment for any reason by either the Company or the Participant, and in which case the date of separation from service means the last day of the Participant’s employment with the Company or the end of any required minimum statutory notice period, as required by the applicable provincial employment or labour standards legislation, whichever is later.
IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as follows:
NN CANADA, INC.

By:___________________________________________
Name:
Title:
Date:
EXECUTIVE:

______________________________________________
Name: Tim French
Date:

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APPENDIX A –
FULL AND FINAL RELEASE AND INDEMNITY
    I, TIM FRENCH (which includes my heirs, executors, administrators, successors and assigns), in exchange for the consideration outlined in the Separation Agreement, hereby release and forever discharge NN CANADA, INC. (hereinafter called the "Company" which term includes officers, directors, agents, employees, successors and assigns and all related and affiliated corporations, divisions, parent corporations, including NN, Inc., and subsidiary corporations and their officers, directors, agents, employees, successors and assigns) of and from all manner of actions, causes of action, complaints, claims or demands which I ever had, now have or hereafter may have arising out of my employment or the cessation of my employment.
    AND FOR THE SAID CONSIDERATION, I hereby specifically covenant, represent and warrant to the Company that I have no further claim against the Company including without limiting the generality of the foregoing, any claims for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, bonus payments and long term incentive plan payment, overtime pay, stock options, including restricted share units and performance share units, interest and/or vacation pay and specifically including any claim under the Ontario Employment Standards Act, 2000, including sections 61 and 64/65 thereof, the Ontario Labour Relations Act, 1995, the Ontario Occupational Health and Safety Act, the Ontario Pension Benefits Act, the Ontario Pay Equity Act, or any other similar legislation governing or related to my employment with or cessation of employment with the Company. I acknowledge and agree that my rights under the Ontario Human Rights Code (the “Code”) have not been violated in any manner and agree that I have no anticipated claim under the Code. I further acknowledge and agree that I have no claim for benefits including any claim for short-term or long-term disability benefits, pension benefits, pension credits or pension payments and I will not institute any action against any carrier or the Company which relates to said benefits or payments. I agree that this settlement can be relied upon as a complete bar to any such action or complaint.
    AND IT IS FURTHER AGREED that I will pay the appropriate authorities any taxes or any Employment Insurance repayments or any interest, fines, penalties or other charges of any kind whatsoever under any statutory provision, federal or provincial, that may be claimed or levied against the Company as a result of the payment of the amounts referred to in the Letter, and I hereby agree to indemnify and save harmless the Company from any and all claims or demands under the Income Tax Act of Canada, the Employment Insurance Act of Canada, the Canada Pension Plan, the Income Tax Act of the Province of Ontario, and/or under any other statute, federal or provincial for or in respect of any failure on the part of the Company to withhold income tax, Employment Insurance repayments, or any other source deductions, from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims and demands.
    AND IT IS FURTHER AGREED that I will not make any claim or take any proceeding in connection with any of the claims released by virtue of the proceeding in connection with any other person, corporation or entity who might claim contribution or indemnity from the Company by virtue of the said claim or proceeding.
    AND IT IS FURTHER AGREED that in the event that I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding, or make any complaint against the Company or anyone connected with the Company for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such claim, demand, action, proceeding or complaint.
    AND IT IS FURTHER AGREED that in the event that any provision or part of this Release and Indemnity or the Letter is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall remain in full force and effect.
    AND I HEREBY CONFIRM that I have had the opportunity to obtain independent legal advice and have read this Release and Indemnity and understand that it contains a full and final release of all claims that I have, or may have, against the Company relating to my employment or the cessation of that employment and that there is no admission of liability on the part of the Company.

DATED this ________ day of ___________, __________

SIGNED, SEALED AND DELIVERED        )
in the presence of                )
                        )
                        )
                        )
_______________________________        ) ______________________________
Witness                        )                 Tim French

    SCHEDULE “B”
Executive’s Interests deemed not to be a Conflict of Interest

The Executive has disclosed that he has ownership and involvement in the following organizations:

1.French Industries Limited, doing business as Kahuna Surf Shop and French’s Stand
2.French Properties Limited
3.The Executive is a member of the Board of Directors of Frankston Packaging Limited, which is owned by KLH Capital
4.The Executive is a member of the Board of Directors of Trafalgar Industries

SCHEDULE “C”

[omitted.]

SCHEDULE “D” -
NN, INC.
RESTRICTED SHARES GRANT NOTICE
NN, Inc., a Delaware corporation, (the “Company”), hereby grants to the holder listed below (“Grantee”), the right to receive a number of Restricted Shares as set forth below (the “Restricted Share Award”). The Restricted Shares are subject to the terms and conditions set forth in this Restricted Shares Grant Notice (the “Grant Notice”), the Restricted Share Award Agreement attached hereto as Exhibit A (the “Agreement”), and the Rider for Grantees Employed in Canada attached hereto as Exhibit B (the “Rider”) which are incorporated herein by reference.
This Restricted Share Award is a stand-alone award separate and apart from, and outside of, the Company’s 2022 Omnibus Incentive Plan (the “Plan”) and is intended to constitute a non-plan based inducement grant as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute Restricted Shares granted under the Plan. Notwithstanding the foregoing, subject to s. 1.1 of the attached Restricted Share Award Agreement, the terms, conditions and definitions set forth in the Plan shall apply to this Grant Notice and the Agreement as though this Restricted Share Award had been granted under the Plan, and this Restricted Share Award shall be subject to such terms, conditions and definitions, which are hereby incorporated herein by reference and made a part hereof.

Grantee:	Tim French

Grant Date:	August 10, 2023

Total Number of Restricted Shares:	330,000 shares

Vesting Schedule:	Vesting Date	Percentage of Restricted Shares Which Become Vested
	August 10, 2024 August 10, 2025 August 10, 2026 August 10, 2027 August 10, 2028	20.00% 20.00% 20.00% 20.00% 20.00%
By his signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Agreement, Rider and this Grant Notice.  Grantee has reviewed the Agreement, Rider and this Grant Notice in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Grant Notice, Rider or the Agreement.

NN, INC.		GRANTEE

By:		By:
Print Name:	Harold Bevis	Print Name:	Tim French
Title:	President and Chief Executive Officer

EXHIBIT A
RESTRICTED SHARE AWARD AGREEMENT
Pursuant to this Restricted Share Award Agreement (this “Agreement”) and the Grant Notice to which it is attached, the Company has granted to Grantee the right to receive the number of Restricted Shares set forth in the Grant Notice, subject to the terms and conditions of this Agreement and the Rider for Grantees Employed in Canada attached hereto as Exhibit B (the “Rider”).
ARTICLE I
GENERAL
1.1    Defined Terms. Although the Restricted Share Award is not granted under the Company’s 2022 Omnibus Incentive Plan (the “Plan”), for purposes of this Agreement, Capitalized terms not specifically defined herein or in other referenced agreements between Grantee and the Company or its subsidiaries shall have the meanings specified in the Plan or the Grant Notice. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.
ARTICLE II
GRANT OF RESTRICTED SHARES
2.1    Grant. In consideration of Grantee’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Grantee the Restricted Share Award. The Restricted Shares granted pursuant to this Award shall be issued in the form of a book entry of Shares in Grantee’s name as soon as reasonably practicable after the Grant Date and shall be subject to Grantee’s acknowledgement and acceptance of the Grant Notice and this Agreement.
2.2    Lapse of Restrictions. Subject to Sections 3.2 and 3.3 hereof, the restrictions associated with the Restricted Shares granted pursuant to the Grant Notice shall lapse at such times (each, a “Vesting Date”) as set forth on the Vesting Schedule contained in the Grant Notice. Certificates representing the Restricted Shares that have vested under pursuant to this Section 2.2 will be distributed to the Grantee as soon as practicable after each Vesting Date, or an appropriate book entry notation shall be made.
2.3    Voting Rights and Dividends. During the period prior to vesting, except as otherwise provided herein, Grantee will have all of the rights of a shareholder with respect to all of the Restricted Shares, including without limitation the right to vote such Restricted Shares and the right to receive all dividends or other distributions with respect to such Restricted Shares. Prior to the distribution of unrestricted Shares pursuant to Section 2.2 hereof, certificates representing Restricted Shares issued pursuant to this Agreement will be held (or appropriate book entry notation will be made) by the Company (the "Custodian") in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote the Restricted Shares.  All cash dividends received by the Custodian, if any, with respect to the Restricted Shares will be delivered to Grantee as soon as practicable after the Custodian’s receipt thereof. Stock dividends issued with respect to the Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares granted in the Grant Notice. Notwithstanding the foregoing, no voting rights or dividend rights shall inure to the Grantee following the forfeiture of the Restricted Shares pursuant to Section 3.1 hereof.
ARTICLE III
SEPARATION FROM SERVICE; CHANGE IN CONTROL
3.1    In General. Subject to Section 3.3, in the event that Grantee Separates from Service (as such term is defined in the Separation Agreement) for any reason, other than death, Retirement or Disability, all Restricted Shares for which the forfeiture restrictions have not lapsed pursuant to Section 2.2 prior to the Grantee’s Separation from Service shall be immediately forfeited and Grantee shall have no further rights with respect to such Restricted Shares, except as may be determined otherwise by the Committee in its the sole and absolute discretion.
3.2    Death or Disability. In the event that the Grantee’s employment terminates by reason of death or Disability (as such term in defined in the Separation Agreement), all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including
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the restriction on transfer set forth in Section 4.1 hereof, shall automatically expire and shall be of no further force or effect.
3.3    Qualifying Termination. In the event that the Grantee’s employment terminates by reason of a Qualifying Termination (as defined in that certain Separation Agreement, dated August 10, 2023, by and between the Company and the Grantee (the “Separation Agreement”)), all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including the restriction on transfer set forth in Section 4.1 hereof, shall automatically expire and shall be of no further force or effect.
3.4    Change in Control. Upon the occurrence of a Change in Control (as each is defined in the Separation Agreement), all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including the restriction on transfer set forth in Section 4.1 hereof, shall automatically expire and shall be of no further force or effect.
ARTICLE IV
CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS

4.1    Acknowledgement of Restrictive Covenants. Grantee acknowledges that (i) Grantee has agreed to certain restricted covenants, confidentiality and proprietary information covenants and agreements in that certain Executive Employment Agreement, dated August 10, 2023, by and between the Company’s subsidiary and the Grantee (the “Employment Agreement”); (ii) such covenants in the Employment Agreement are valid and enforceable; and (iii) such covenants are partial consideration for this Agreement.

ARTICLE V
OTHER PROVISIONS
5.1    No Transfer or Pledge of Restricted Shares. No Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on the Vesting Date applicable to such shares, other than by will or the laws of descent and distribution.
5.2    Tax Withholding.  The Company's obligation to issue Restricted Shares shall be subject to the Grantee's satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Grantee shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 5.2. The Grantee may satisfy his or her obligation to pay the Withholding Taxes by: (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Grantee pursuant to this agreement; or (iii) delivering, actually or by attestation, to the Company Shares already owned by the Grantee; provided that in the case of (ii) or (iii) the amount of such Shares withheld or Shares delivered (with the value of such Shares being based on the Fair Market Value of a Share as of the payment date as determined by the Committee) shall be reasonably determined in good faith by the Committee. The Grantee acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Grantee an amount not to exceed the Withholding Taxes. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Restricted Shares or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this award of Restricted Shares to reduce or eliminate Grantee’s tax liability.
5.3    Stock Subject to Award.  In the event that the Company Shares should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Restricted Shares that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action.  If any such adjustment shall result in a fractional share, such fraction shall be disregarded. For the avoidance of doubt, the Restricted Share Units set forth in the Grant Notice shall not be entitled to any anti-dilution protections.
5.4    Stock Power.  Concurrently with the execution of this Agreement, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares.  Such stock power shall be in the form attached hereto as Appendix A.
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5.5    Legend. Each certificate representing Restricted Shares shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED SHARE AGREEMENT (THE "AGREEMENT") BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND NN, INC. (THE "COMPANY").  THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE COMPANY.
5.6    Entire Agreement.  This Agreement, and the Canadian Rider attached hereto, contains the entire understanding and agreement between the Company and the Grantee concerning the Restricted Shares granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Shares, either orally or in writing, that are not included in this Agreement.
5.7    Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
5.8    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
5.9    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.10    Amendment.  This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect this Restricted Share Award in any material way without the prior written consent of Grantee.
5.11    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.1 hereof, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.12    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.13    Conformity to Securities Laws. Grantee acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the SEC and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Restricted Shares are granted only in such a manner as to conform to applicable law. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to applicable law.
5.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
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5.15    Clawback. Any Shares issued pursuant to this Award shall be subject to mandatory repayment by the Grantee to the Company to the extent that such Grantee or such Shares are, or in the future become, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Subsidiary thereof in order to comply with the requirements of any applicable laws, rules or regulations or stock exchange listing requirement, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.
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APPENDIX A -
IRREVOCABLE STOCK POWER
FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to NN, Inc. (the “Company”), ___________ shares of the Company’s common stock represented by Certificate No. _____.  The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture or repayment (in accordance with the terms of the Restricted Share Award Agreement dated ____________, 20__ between the Company and the undersigned (the “Award Agreement”)) of any shares issued under the Award Agreement.

Dated: _________, ____

                                                                        Signed:

                                                                        By:_______________________________________
                                                                        Name: Tim French

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EXHIBIT B
Rider for Grantees Employed in Canada

Employment with the Company

Any references in the Agreement or Grant Notice to employment with the Company shall be deemed to refer to employment with the Company’s Canadian subsidiary, NN Canada, Inc.

ARTICLE III

Pursuant to Article III above, the Grantee understands and agrees that upon Separation from Service for any reason, including a Change of Control or Qualifying Termination, the Grantees entitlements under this Agreement are limited to the entitlements outlined in Article III. The Grantee understands and agrees that he has no other entitlement to vesting of PSUs, whether at contract, common law or otherwise, nor is there any entitlement to damages in lieu of PSU vesting.

Termination of Employment

The Grantee’s employment may be terminated in accordance with the terms of the Separation Agreement attached to the Employment Agreement. In the event of such termination of employment, the Grantees entitlements under this Agreement shall be limited to the entitlements outlined in Article III.

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SCHEDULE “E” -
NN, INC.
PERFORMANCE SHARE UNIT GRANT NOTICE
NN, Inc., a Delaware corporation, (the “Company”), hereby grants to the holder listed below (“Grantee”), the right to receive a number of performance share units (the “Performance Share Units”) as set forth below (the “Performance Share Unit Award”). The Performance Share Units are subject to the terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”), the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), and the Rider for Grantees Employed in Canada attached hereto as Exhibit B (the “Rider”) which are incorporated herein by reference.
This Performance Share Unit Award is a stand-alone award separate and apart from, and outside of, the Company’s 2022 Omnibus Incentive Plan (the “Plan”) and is intended to constitute a non-plan based inducement grant as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute a Performance Award granted under the Plan. Notwithstanding the foregoing, subject to s. 1.1 of the attached Performance Share Unit Award Agreement, the terms, conditions and definitions set forth in the Plan shall apply to this Grant Notice and the Agreement as though this Performance Share Unit Award had been granted under the Plan, and this Performance Share Unit Award shall be subject to such terms, conditions and definitions, which are hereby incorporated herein by reference and made a part hereof.

Grantee:	Tim French

Grant Date:	August 10, 2023

Target Number of Performance Share Units:	560,000 Performance Share Units

Performance Period:	August 10, 2023 to August 9, 2028
Determination Date:	The date on which the Committee determines whether the performance goals to which this Performance Share Unit Award relates have been met as required by the Performance Share Unit Award Agreement.

By his signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Agreement, Rider and this Grant Notice. Grantee has reviewed the Agreement, Rider and this Grant Notice in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Grant Notice, Rider or the Agreement.

NN, INC.		GRANTEE

By:		By:
Print Name:	Harold Bevis	Print Name:	Tim French
Title:	President and Chief Executive Officer	Address:

EXHIBIT A
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Pursuant to this Performance Share Unit Award Agreement (this “Agreement”) and the Grant Notice to which it is attached, the Company has granted to Grantee the right to receive the number of Performance Share Units set forth in the Grant Notice, subject to the terms and conditions of this Agreement and the Rider for Grantees Employed in Canada attached hereto as Exhibit B (the “Rider”).
ARTICLE I
GENERAL
1.1    Defined Terms. Although the Performance Share Unit Award is not granted under the Company’s 2022 Omnibus Incentive Plan (the “Plan”), for purposes of this Agreement, capitalized terms not specifically defined herein or in other referenced agreements between Grantee and the Company or its subsidiaries shall have the meanings specified in the Plan or the Grant Notice. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.
ARTICLE II
GRANT OF PERFORMANCE SHARE UNITS
2.1    Grant. In consideration of Grantee’s future employment with or service to the Company or a Subsidiary, as an inducement to accept employment with the Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Grantee the Performance Share Unit Award. Each Performance Share Unit represents the right to receive one Share (or the Fair Market Value thereof) upon the expiration of the performance period set forth in the Grant Notice (the “Performance Period”) and otherwise subject to the terms, conditions and restrictions set forth in this Agreement. The Grantee’s interest in the Performance Share Units granted hereby shall be that of a general, unsecured creditor of the Company.
2.2    Lapse of Restrictions. Subject to Sections 3.2 and 3.3 hereof, the restrictions associated with the Performance Share Units granted pursuant to the Grant Notice shall lapse at the expiration of the Performance Period as set forth in the Grant Notice (the “Vesting Date” as it pertains to Performance Share Units that vest) but only if (a) and to the extent the Company has achieved the performance targets for the Performance Period as set forth on Exhibit A-1 hereto, and (b) the Grantee has remained in service with the Company or any of its Subsidiaries continuously from the Grant Date until the Vesting Date, subject to the provisions of the Rider. In the event the performance targets shall not have been met as of the Vesting Date with respect to some or all of the Performance Share Units, such Performance Share Units shall be cancelled for no further consideration as of the Vesting Date.
2.3    Settlement. The Grantee shall be entitled to settlement of the Performance Share Units covered by this Agreement on the Vesting Date to the extent the Performance Share Units have not previously been forfeited and the restrictions associated with the Performance Share Units lapse in accordance with Section 2.2 hereof. Such settlement shall be made as promptly as practicable thereafter (but in no event after the forty-fifth day following the Vesting Date) through, in the sole discretion of the Committee, the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in book entry form in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested Performance Share Units.
2.4    Dividends. If the Company pays a cash dividend on its common stock, the Grantee shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the maximum number of Performance Share Units issuable pursuant to this Agreement as of the record date for the dividend. The Company shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Company to evidence the aggregate cash dividend equivalents accrued by the Grantee from time to time under this Section 2.4. No interest shall accrue on any amounts reflected in the Dividend Account. The Grantee’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Company. Subject to, and as promptly as practicable following, the settlement of the Performance Share Units pursuant to Section 2.3 hereunder, the Company shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Grantee (or his or her permitted transferee(s) who are issued Shares or cash pursuant to Section 2.3 hereunder) equal to the aggregate cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to the vested Performance Share Units settled with the Grantee and the Grantee’s Dividend Account shall be eliminated at that time. In the event that the Grantee forfeits his or her rights to all or any portion of the Performance Share Units (or such Performance Share Units are otherwise cancelled on account of the Company’s actual performance), the Grantee also shall forfeit his or her rights to any cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to such forfeited or cancelled units and the Grantee’s Dividend Account shall be eliminated at that time.
2.5    Adjustment Upon Changes in Capital. In the event of a change in capitalization or other adjustment event that impacts the Shares and occurs prior to a Change in Control (as defined in the Separation Agreement), the Stock Price and number of Earned Shares, each as set forth on Exhibit A-1, shall be equitably adjusted as determined by the Committee in its sole discretion to be necessary to preserve the intended purpose of the Performance Share Units. For the avoidance of doubt, the Performance Share Units set forth in the Grant Notice shall not be entitled to any anti-dilution protections.
ARTICLE III
SEPARATION FROM SERVICE; CHANGE IN CONTROL
3.1    In General. Subject to Section 3.2 and Section 3.3, in the event that Grantee Separates from Service (as such term is defined in the Separation Agreement) for any reason, other than death or Disability, prior to the settlement of this Performance Share Unit Award pursuant to Section 2.3, all unvested Performance Share Units shall be immediately forfeited and Grantee shall have no further rights with respect to such Performance Share Units, except as may be determined otherwise by the Committee in its the sole and absolute discretion.
3.2    Death or Disability. In the event that Grantee Separates from Service by reason of death or Disability (as such term in defined in the Separation Agreement), the Earned Shares shall be deemed vested (and the date of the Grantee’s death or Disability shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof.
3.3    Qualifying Termination. In the event of a Separation from Service for a Qualifying Termination (as defined in that certain Separation Agreement, dated August 10, 2023, by and between the Company and the Grantee (the “Separation Agreement”)), the Earned Shares shall be deemed vested, and the date of the Separation from Service shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof. Notwithstanding anything to the contrary in the foregoing, (i) on the date that is six (6) months after the date of such Separation from Service for a Qualifying Termination, in addition to the Earned Shares that were deemed vested on the date of such Separation from Service, to the extent that additional Performance Share Units would have become Earned Shares had the Performance Period continued for such additional six (6) month period, on such date those additional Earned Shares shall be deemed vested, the Vesting Date shall be on such date that is six (6) months following the Qualifying Termination and such additional Earned Shares shall be settled in accordance with Section 2.3 hereof; provided, however, (ii) if during such additional six (6) month period there is the occurrence of a Change in Control, any additional Earned Shares that would have otherwise been earned based on the Change in Control consideration shall be deemed vested and the Vesting Date shall be immediately preceding the closing of such Change in Control with the Shares issuable for such Performance Share Units participating in the proceeds of the Change in Control. After the closing of such Change in Control, any additional vesting under subpart (i) above shall immediately terminate.
3.4    Change in Control. Upon the occurrence of a Change in Control, all Earned Shares (including those earned based on the Change in Control consideration) shall be deemed vested and the Vesting Date shall be immediately preceding the closing of such Change in Control with the Shares issuable for such Performance Share Units participating in the proceeds of the Change in Control.
ARTICLE IV
CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS

4.1    Acknowledgement of Restrictive Covenants. Grantee acknowledges that (i) Grantee has agreed to certain restricted covenants, confidentiality and proprietary information covenants and agreements in that certain Executive Employment Agreement, dated August 10, 2023, by and between the Company’s subsidiary and the Grantee (the “Employment Agreement”); (ii) such covenants in the Employment Agreement are valid and enforceable; and (iii) such covenants are partial consideration for this Agreement.

ARTICLE V
OTHER PROVISIONS
5.1    No Transfer or Pledge of Performance Share Units. The Performance Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 5.1 shall be null and void.
5.2    Tax Withholding. The Company's obligation to settle vested Performance Share Units shall be subject to the Grantee's satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Grantee shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 5.2. The Grantee may satisfy his or her obligation to pay the Withholding Taxes by: (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Grantee pursuant to settlement of vested Performance Share Units; or (iii) delivering, actually or by attestation, to the Company Shares already owned by the Grantee; provided that in the case of (ii) or (iii) the amount of such Shares withheld or Shares delivered (with the value of such Shares being based on the Fair Market Value of a Share as of the payment date as determined by the Committee) shall be reasonably determined in good faith by the Committee. The Grantee acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Grantee an amount not to exceed the Withholding Taxes. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Performance Share Units or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure this Performance Share Unit Award to reduce or eliminate Grantee’s tax liability.
5.3    Stock Subject to Award. In the event that the Company Shares should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Performance Share Units that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action.  If any such adjustment shall result in a fractional share, such fraction shall be disregarded.
5.4    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Performance Share Units (including any dividend equivalent rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the Performance Share Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Share Units and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company and its Subsidiaries, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of Performance Units (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code.
5.5    Entire Agreement. This Agreement, and the Canadian Rider attached hereto, contains the entire understanding and agreement between the Company and the Grantee concerning the Performance Share Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Performance Share Units, either orally or in writing, that are not included in this Agreement.

5.6    Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
5.7    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
5.8    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.9, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.9    Amendment. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect this Performance Share Unit Award in any material way without the prior written consent of Grantee.
5.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.1 hereof, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.11    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.12    Conformity to Securities Laws. Grantee acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the SEC and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Performance Share Units are granted only in such a manner as to conform to applicable law. To the extent permitted by applicable law and this Agreement shall be deemed amended to the extent necessary to conform to applicable law.
5.13    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.14    Clawback. Any Shares or cash issued pursuant to this Award shall be subject to mandatory repayment by the Grantee to the Company to the extent that such Grantee or such Shares are, or in the future become, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Subsidiary thereof in order to comply with the requirements of any applicable laws, rules or regulations or stock exchange listing requirement, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.
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EXHIBIT A-1
Performance Goals
Performance Period: August 10, 2023 through August 9, 2028

Stock Price:

Subject to the terms and conditions of this Agreement, Executive shall be entitled to receive up to 560,000 PSUs during the Performance Period, as illustrated in the below table. Executive shall earn 70,000 PSUs upon the Average Stock Price of the Company’s common stock, par value $0.01 per share (“Common Stock”) during any twenty (20) consecutive trading days (each a “Measurement Period”) within the Performance Period, meeting or exceeding $4.00, with Executive earning additional PSUs in increments of 70,000 for each dollar increase to the Average Stock Price thereafter, with a cap of $11.00 on the measurement of the Average Stock Price. For purposes of this Exhibit A-1, “Average Stock Price” shall be calculated based on the Fair Market Value of a share of Common Stock on each day during the Measurement Period, divided by twenty (20). For purposes of this Exhibit A-1, “Fair Market Value” means, as of any given date, the closing price of a share of the Common Stock on the Nasdaq Stock Market LLC (or any successor exchange). For the avoidance of doubt, there shall be no interpolation between the Average Stock Prices.

Subject to Article III, PSUs earned in the Performance Period (the “Earned Shares”) will vest at the end of the Performance Period.

Average Stock Price	Aggregate Number of Additional Shares Earned
$1.00	0
$2.00	0
$3.00	0
$4.00	70,000
$5.00	140,000
$6.00	210,000
$7.00	280,000
$8.00	350,000
$9.00	420,000
$10.00	490,000
$11.00	560,000

EXHIBIT B
Rider for Grantees Employed in Canada

Employment with the Company

Any references in the Agreement or Grant Notice to employment with the Company shall be deemed to refer to employment with the Company’s Canadian subsidiary, NN Canada, Inc.

ARTICLE III

Pursuant to Article III above, the Grantee understands and agrees that upon Separation from Service for any reason, including a Change of Control or Qualifying Termination, the Grantees entitlements under this Agreement are limited to the entitlements outlined in Article III. The Grantee understands and agrees that he has no other entitlement to vesting of PSUs, whether at contract, common law or otherwise, nor is there any entitlement to damages in lieu of PSU vesting.

Termination of Employment

The Grantee’s employment may be terminated in accordance with the terms of the Separation Agreement attached to the Employment Agreement. In the event of such termination of employment, the Grantees entitlements under this Agreement shall be limited to the entitlements outlined in Article III.

SCHEDULE “F”

PRIOR INTELLECTUAL PROPERTY

SCHEDULE “G”

[omitted.]

SCHEDULE “H”

DISCLOSURE STATEMENT

SCHEDULE – “I”
INDEMNITY AGREEMENT
In consideration of your prior, current or continuing service in any of the following capacities:
•as a director of NN Canada, Inc. (the “Company”); or
•as an officer of the Company; or
•as a director of any other entity to the extent that you are serving in such capacity at the request of the Company; or
•as an officer of any other entity to the extent that you are serving in such capacity at the request of the Company, such capacities or similar capacities being referred to herein as the “Indemnified Capacity” or “Indemnified Capacities”, the Company with full power and authority to grant an indemnity valid and binding upon and enforceable against it on the terms hereinafter contained, hereby agrees to indemnify you to the full extent contemplated by this Indemnity Agreement (this “Agreement”).
1.SCOPE OF INDEMNITY
Subject to the limitations contained in Section 5 and Section 8, the Company shall indemnify and hold you harmless for Costs (as hereinafter defined) incurred by you as a result of or in connection with any Proceeding (as hereinafter defined), including without limitation, in connection with the investigation, defence, settlement or appeal (or application or motion for leave to appeal) thereof or preparation therefor, that may be made or asserted against or affect you or in which you are required by law to participate or in which you participate at the request of the Company or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, whether or not you have been named therein (an “Indemnified Claim”). The Company shall also indemnify and hold you harmless for any other Cost incurred by you or to which you are subject (including, without restriction, where you are made a witness or participant in any other respect in any action, proceeding or investigation) if it relates to your service in an Indemnified Capacity or any other matters claimed against you by reason of you having acted in an Indemnified Capacity (an “Other Indemnified Matter”). Any amount which the Company is obliged to pay pursuant hereto, including without limitation any advance or reimbursement payment made under Section 6 or Section 7, is referred to as an “Indemnified Amount”.
For the purposes of this Agreement:
(a)“Cost” means all injury, liability, loss, damage, charge, cost, expense, taxes (other than taxes on any fees or salary or other form of compensation), award, statutory obligation, penalty, fine or settlement amount whatsoever which you may incur, suffer or be required to pay (including, without limitation, all legal, advisory and other professional fees and disbursements, including charges for experts, as well as all out-of-pocket expenses for preparing for and/or attending discoveries or other examinations, mediations, interviews, trials, hearings, meetings or other events in any way related to a Proceeding, together with any taxes thereon).

(b)“Proceeding” means any civil, criminal, administrative, investigative or other demand, claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, arbitration, alternative dispute resolution proceeding, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever (including any appeal therefrom), and, without limiting the generality of the foregoing, shall include any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether or not such action, proceeding or investigation is pending, anticipated or threatened, and whether or not charges are laid, and including without limitation any and every claim by or on behalf of the Company, or by or on behalf of Canada or any other country, or any political subdivision thereof.
2.PROCEDURE FOR MAKING A CLAIM
(a)If you become aware of any Indemnified Claim or Other Indemnified Matter or reasonably expect that an Indemnified Claim will be made or an Other Indemnified Matter will arise, you shall give notice in writing as soon as reasonably practicable to the Company of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or Other Indemnified Matter, including copies of any documents served on you in connection with a Proceeding or any other relevant documents in your possession, provided, however, that failure to give notice in a timely fashion shall not disentitle you to the right to indemnity under this Agreement except to the extent the Company suffers any material prejudice by reason of a delay.
(b)If you wish to make any claim for payment of an Indemnified Amount to you by the Company under this Agreement, you shall give written notice of such claim to the Company (such written notice referred to herein as an “Indemnification Notice”). Such Indemnification Notice shall contain reasonable details and supporting documentation with respect to the claim referred to therein. Subject to Section 5 and Section 8, the Company shall pay all Indemnified Amounts the Company determines you are entitled to arising as a result of or in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than 60 days after the date on which you deliver any invoice or account in respect of any such Indemnified Amount to the Company.
(c)If the Company becomes aware of any Indemnified Claim or Other Indemnified Matter or reasonably expects that an Indemnified Claim will be made or an Other Indemnified Matter will arise, the Company will give you notice in writing promptly of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or potential Other Indemnified Matter.
3.DEFENCE OF ACTION
(a)By Company. The Company (or its insurer(s)) shall at its expense and in a timely manner contest and defend you against any Indemnified Claim or Other Indemnified Matter and take reasonable steps to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals or motions or application for leave to appeal as counsel to the Company (or its insurer(s)) may advise have a reasonable prospect of success in the circumstances. In this regard, the Company will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Company shall retain counsel on your behalf, provided that such counsel is satisfactory to you, acting reasonably, to represent you in respect of the Indemnified Claim or Other Indemnified Matter, as applicable. You shall have the right to employ separate counsel of your choosing in addition to the legal counsel retained by the Company, at your own expense.
(b)By Director or Officer. Notwithstanding Section 3(a) you will be entitled to assume carriage of your own defence relating to any Indemnified Claim or Other Indemnified Matter (and for greater certainty, the reasonable amount of any expense you incur as a result of or in connection with such defence shall be an Indemnified Amount subject to the provisions of Section 5 and Section 8) if:
(i)the Company (or its insurer(s)) does not in a timely manner:
A.undertake appropriate action in respect of an Indemnification Notice delivered pursuant to Section 2; or
B.take such legal steps as may be from time to time required to properly defend against any such Indemnified Claim or Other Indemnified Matter;
(ii)in the reasonable opinion of your counsel (which opinion shall be in writing and a copy thereof provided to the Company), your interests in respect of the relevant matter conflict with the interests of the Company in respect of such matter or with the interests of any other director or officer of the Company in respect of whose defence the Company has carriage; or
(iii)the Proceeding is initiated by or on behalf of the Company or any of its subsidiaries.
Subject to Section 5 and Section 8, if you assume carriage of your own defence in accordance with this Section 3(b) but other than as a result of Section 3(b)(iii), any reasonable Costs incurred by you shall be paid by the Company and you shall be entitled to advances of such reasonable Costs in accordance with Section 6.
4.SETTLEMENT
(a)You hereby authorize the Company to agree to any settlement, compromise or consent to entry of judgment on your behalf in respect of any Indemnified Claim or Other Indemnified Matter without your written consent provided that the terms of same (i) require only the payment of money (by persons or entities other than you) and do not require you to admit any wrongdoing, fault, culpability or failure to act, or take or refrain from taking any action and (ii) include an unconditional release of you from any liabilities or claims that are the subject matter of such Proceeding, or that could have been the subject of the Proceeding, whether such liabilities or claims were known or unknown.
(b)No settlement, compromise or consent to entry of judgment shall be undertaken by you in respect of any Proceeding without the consent of the Company, which consent will not be unreasonably withheld or delayed, unless the Company and its insurer(s) have indicated

that they would not indemnify you according to this Agreement or any applicable directors’ and officers’ liability insurance policy (“D&O Policy”).
5.LIMITATIONS ON OBLIGATION OF INDEMNIFICATION
(a)Notwithstanding any other provision in this Agreement, the Company shall not indemnify you pursuant to this Agreement unless:
(i)you acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which you acted as a director or officer or in a similar capacity at the Company’s request; and
(ii)in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.
(b)For the purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction shall not, of itself, create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
(c)If and to the extent that the Company pays an Indemnified Amount which it is not permitted to pay by law or pursuant to this Agreement, then such amount shall be deemed to have been an unsecured loan by the Company to you, and you shall repay such amounts to the Company within 30 days of a written request by the Company for repayment.
(d)If and to the extent that the Company pays an Indemnified Amount in respect of which you have received or subsequently receive indemnification or reimbursement from a source other than the Company, including any insurer, then you shall repay such amounts to the Company within 30 days of a written request by the Company for repayment. For greater certainty, you shall not be entitled to indemnification hereunder to the extent that you receive indemnification under any D&O Policy maintained by the Company.
(e)Notwithstanding any other provision of this Agreement, the Company shall not indemnify you pursuant to this Agreement in relation to any Proceeding arising out of your breach of any employment agreement or related agreement pertaining to intellectual property, confidentiality or assignment of inventions with the Company or any of its affiliates.
6.ADVANCES
Subject to Section 5 and Section 8, the Company shall from time to time reimburse or advance the funds necessary for the payment of reasonable Costs incurred as a result of or in connection with the investigation, monitoring, defence, appeal and application or motion for leave to appeal of any Proceeding in advance of the final disposition of such Proceeding, within 60 days of any request in writing by you to the Company for such reimbursement or advance, accompanied by: (a) reasonable details and supporting documentation with respect to the Indemnified Amounts in respect of which such reimbursement or advance is requested, and (b) a written undertaking by you to repay such funds should a court or other adjudicator with jurisdiction determine that the circumstances in Section 5(c) apply, or should the circumstances in Section 5(d) apply.
7.INDEMNIFICATION FOR EXPENSES INCURRED IN ENFORCING RIGHTS
(a)Subject to Section 5, the Company shall indemnify you against all reasonable Costs that are incurred by you as a result of or in connection with any action (an “Entitlement Action”) brought by you, the Company or a third party to determine whether you are entitled to:
(i)be indemnified by the Company under this Agreement, under the Company’s by-laws, under any other agreement or under applicable law now or hereafter in effect relating to indemnification of directors and officers; and/or
(ii)recover under any D&O Policy maintained by the Company
in respect of Costs incurred by you as a result of or in connection with a Proceeding in the event you obtain a judgment in your favour in such Entitlement Action.
(b)Subject to Section 5, the Company shall from time to time reimburse or advance the funds necessary for the payment of reasonable Costs incurred by you as a result of or in connection with an Entitlement Action, including the investigation, monitoring, defence or appeal (or motion or application for leave to appeal) of such Entitlement Action in advance of the final disposition thereof, within 60 days of a written request by you. For greater certainty, in the event you do not obtain a judgment in your favour in such Entitlement Action, any reimbursement or advancement of funds for the payment of Costs made to you by the Company pursuant to this Section 7(b) shall be deemed to have been an unsecured loan by the Company to you, and you shall repay such amounts to the Company within 30 days of a written request by the Company for repayment.
(c)The Company shall indemnify you against all reasonable costs of collection that are incurred by you as a result of or in connection with any action to collect a judgment or award in an Entitlement Action in which judgment has been given in your favour.
8.COURT APPROVAL FOR INDEMNIFICATION AND COST ADVANCES
Where any indemnification sought pursuant to this Agreement is, pursuant to applicable law, including but not limited to the OBCA, subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Company will not indemnify you or make advances to you in respect of Costs incurred by you unless court approval or the approval of any governmental body or regulatory authority, as applicable, is first obtained in accordance with the applicable provisions of the OBCA or other applicable law. In circumstances where such approval or consent is required, the Company agrees to make or cause to be made all necessary applications and to use its reasonable efforts to obtain or assist in obtaining or facilitating the obtaining of such approval or consent, at its reasonable expense, provided that you have met the requirements set out in Section 5(a)(i) and Section 5(a)(ii) of this Agreement.

9.PARTIAL INDEMNIFICATION
If you are entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Costs in respect of a Proceeding, but not for the total amount of such Costs, the Company shall nevertheless indemnify you for the portion of such Costs to which you are entitled.
10.FURTHER ASSURANCES
Each of you and the Company shall diligently attend to, and assist in the conduct of, the defence of any Proceeding, shall assist in enforcing any right of contribution or indemnity against any person or organization and shall attend discoveries or other examinations, mediations, interviews, trials, hearings, meetings or other events in any way related to a Proceeding and assist in securing and giving evidence and obtaining the attendance of witnesses.
11.SEVERABILITY
If any part of this Agreement or the application of such part to any circumstance shall, to any extent, be invalid or unenforceable, such part or the application of such part shall be interpreted and applied to such extent so as to be valid and enforceable in the circumstances, and the remainder of this Agreement, or the application of such part to any other circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.INSURANCE
(a)The Company shall use reasonable efforts to maintain one or more D&O Policies that have been approved by the Company’s board of directors (subject to the availability of such insurance in the market place), which obligation will cease (i) when you are no longer serving in an Indemnified Capacity and there is no reasonable possibility of a Proceeding against you in such Indemnified Capacity; (ii) if such insurance is not reasonably available; or (iii) if the Company’s board of directors determines that the cost of providing a D&O Policy exceeds its benefits.
(b)On your request from time to time, a copy of the Company’s D&O Policy as may then be in effect shall be provided to you. Such D&O Policy will include such customary terms and conditions and such limits as are then available to the Company on reasonable commercial terms, having regard to the historical and current market capitalization of the Company, the nature and size of the business and operations of the Company and its subsidiaries from time to time, which shall be determined by the Company’s board of directors in its sole discretion.
13.ASSIGNMENT
No party hereto may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party hereto.
14.RESIGNATION: RIGHT TO CONTINUE TO SERVE
Nothing in this Agreement will prevent you from resigning as a director or officer of the Company or any other entity to the extent that you are serving in such capacity at the request of the Company, or as an individual acting in a similar capacity at any time, nor will anything contained in this Agreement be construed as creating any right in your favour to continue as an officer or director of the Company or any other entity to the extent that you are serving in such capacity at the request of the Company, or as an individual acting in a similar capacity at any time.
15.ENUREMENT
This Agreement and the benefit of the obligations of the undersigned hereunder shall enure to the benefit of and be binding upon you, your heirs, estate, executors and administrators and shall be binding upon the Company’s successors and assigns.
16.AMENDMENTS AND WAIVERS
No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, shall be binding unless executed in writing by the party to be bound thereby.
17.PREVIOUS INDEMNITIES AND RETROACTIVITY
This Agreement supersedes and replaces all prior indemnities entered into between the Company and you with respect to the subject matter of this Agreement. This Agreement shall be deemed to have been in effect during all periods that you were acting in an Indemnified Capacity, regardless of the date of this Agreement.
18.SUBROGATION
In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery. All of your actions to assist the Company in securing and enforcing its subrogation rights shall themselves be subject to the terms of this Agreement.
19.GOVERNING LAW AND JURISDICTION
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province, without regard to any conflict of laws principles that may refer the interpretation of this Agreement to the laws of another jurisdiction.
20.NOTICES
Any notices to be given pursuant hereto shall be given to the Company at:
NN, Inc.
6210 Ardrey Kell Road, Suite 600
Charlotte, North Carolina 28277

Attn: Chief Executive Officer
Chief Human Resources Officer
and to you at your address on the books and records of the Company.

21.GENERAL
All references herein to any statute or any provision thereof shall mean such statute or provision as the same may be amended, re-enacted or replaced from time to time and will include all regulations made thereunder or in connection therewith. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders and words importing natural persons shall include all persons. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement. Unless otherwise specified, any reference in this Agreement to any person, shall include their successors and permitted assigns. Any reference herein to “include”, “includes” or “including” means “include, without limitation”, “includes, without limitation” or “including, without limitation”, as applicable. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. All amounts herein are stated in Canadian dollars. Time shall be of the essence of this Agreement.
22.COUNTERPART EXECUTION
This Agreement may be executed in two counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.
[Signature page follows]

The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

DATED ______________, 2023.

NN CANADA, INC.
By:
Name: Deanna Gail Nixon
Title: Director

DATED ______________, 2023.

Tim French